UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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OPHTHALIX INC.

(Name of the Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10 Bareket Street

Petach Tikva, Israel 4951778

+(972) 3-9241114

NOTICE OF SOLICITATION OF CONSENTS

July 15, 2013

TO OUR STOCKHOLDERS:

This Notice of Solicitation of Consents and accompanying Consent Solicitation Statement are furnished to you by OphthaliX Inc., a Delaware corporation (the “Company” or “us” or “we” or “our”) in connection with the solicitation on behalf of our Board of Directors of written consents from the holders of the Company’s Common Stock (the “Stockholders”) to take action without a stockholders’ meeting.

Our Board of Directors is requesting the Stockholders to consent to the following proposal:

•

To effect a reverse stock split of one share for each four and one-half shares outstanding (1:4.5), whereby, as of the Record Date (as defined below), for every four and one-half shares of Common Stock then owned, each holder of Common Stock shall receive one share of Common Stock.

We have established the close of business on July 5, 2013, as the record date (the “Record Date”) for determining stockholders entitled to submit written consents.

We request that each stockholder complete, date and sign the enclosed written consent form and promptly return it the Company’s legal counsel by mail at 1656 Reunion Avenue, Suite 250, South Jordan, Utah 84095, by email at jamie@vancelaw.us, or by fax at (801) 446-8803.  To be counted, your properly completed written consent must be received before 5:00 p.m. Mountain Time, on July 31, 2013, subject to extension by our Board of Directors or to early termination of solicitations if a majority approval is received.

Failure to return the enclosed written consent will have the same effect as a vote against the proposal.  We recommend that all stockholders consent to the proposal, by marking the box entitled “FOR” with respect to the proposal on the enclosed written consent form, and sending the written consent to us.  If you sign and send in the written consent form but do not indicate how you want to vote as to the proposal, your consent form will be treated as a consent “FOR” the proposal.

Consents may be revoked by stockholders at any time before the time that we receive and accept the written consents of the Stockholders representing a majority of shares entitled to vote.

By Order of the Board of Directors

/s/ Barak Singer

Barak Singer

Chief Executive Officer

10 Bareket Street

Petach Tikva, Israel 4951778

+(972) 3-9241114

CONSENT SOLICITATION STATEMENT

General

This Consent Solicitation Statement is being furnished in connection with the solicitation of written consents of the stockholders of OphthaliX Inc., a Delaware corporation (the “Company” or “us” or “we” or “our”) with regard to the following proposal:

•

To effect a reverse stock split of one share for four and one-half shares outstanding (1:4.5), whereby, as of the Record Date (as defined below), for every four and one-half shares of Common Stock then owned, each holder of Common Stock shall receive one share of Common Stock.

This Consent Solicitation Statement contains important information for you to consider when deciding how to vote on these matters. Please read it carefully.

Our Board of Directors has approved the proposal and has chosen to seek to obtain stockholder approval of the proposal by written consent, rather than by calling a special meeting of stockholders, in order to eliminate the costs and management time involved in holding a special meeting, and in order to effect the proposed corporate action as quickly as possible.  Written consents are being solicited from all of our stockholders pursuant to Section 228 of the General Corporation Law, as amended, of the State of Delaware (the “DGCL”) and the Bylaws of the Company, as amended.

Voting materials, which include this Consent Solicitation Statement and a written consent form, are being mailed to all stockholders on or about July 15, 2013.  Our Board of Directors has set the close of business on July 5, 2013, as the record date for the determination of stockholders entitled to act with respect to the consent action (the “Record Date”).  On the Record Date the Company had outstanding 46,985,517 shares of Common Stock for 46,985,517 votes which would permit an aggregate of 46,985,517 votes as of the Record Date.  In order for the proposals to be approved pursuant to Delaware law, we must receive the written consent of a majority of the outstanding shares of Common Stock (the “Requisite Consents”).

How to Submit Consents; Expiration Date

Stockholders of record who desire to consent to the proposal may do so by delivering the applicable written consent to us by hand, mail, email, facsimile or overnight courier, in accordance with the instructions contained in the written consent.  If your shares are held in street name, voting will depend on the voting processes of your broker, bank, or other holder of record.  Therefore, we recommend that you follow the voting instructions in the materials you receive directly from the holder of record.

If the written consent is properly completed and signed, the stockholder will be deemed to have consented to the proposal.  Failure to return the enclosed written consent form will have the same effect as a vote against approval of the proposal.

Written consents by the stockholder(s) must be executed in exactly the same manner as the name(s) appear(s) on the stock certificates.  If stock certificates to which a written consent relates are held of record by two or more joint holders, all such holders must sign the written consent.  If a signature is by a trustee, executor, administrator, guardian, proxy, attorney-in-fact, officer of a corporation or other record holder acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence satisfactory to us of such person’s authority so to act.  If stock certificates are registered in different names, separate written consents must be executed covering each form of registration.

FOR A WRITTEN CONSENT TO BE VALID, A STOCKHOLDER MUST COMPLETE, SIGN, DATE AND DELIVER THE WRITTEN CONSENT (OR PHOTOCOPY THEREOF) FOR SUCH HOLDER’S SHARES TO THE COMPANY’S LEGAL COUNSEL.  SUCH WRITTEN CONSENT MAY BE DELIVERED TO THE COMPANY’S LEGAL COUNSEL BY HAND, MAIL, EMAIL, FACSIMILE OR OVERNIGHT COURIER.

All written consents that are properly completed, signed and delivered to our legal counsel before the Expiration Date (as defined below), subject to extension by our Board of Directors, and not revoked before our acceptance of the written consents, will be accepted.

The term “Expiration Date” means 5:00 p.m. Mountain Time, on July 31, 2013, unless the Requisite Consents are received before such date, in which case this solicitation will expire on the date that such Requisite Consents are obtained, and such earlier date shall be the Expiration Date.

Final results of this solicitation of written consents will be published in a Form 8-K filed with the SEC after the Expiration Date.

Notwithstanding anything to the contrary set forth in this Consent Solicitation Statement, we reserve the right, at any time before the Expiration Date, to amend or terminate the solicitation, or to delay accepting written consents.

If you have any questions about the consent solicitation or how to vote or revoke your written consent, or if you should need additional copies of this Consent Solicitation Statement or voting materials, please contact Ronen Kantor, the Secretary of the Company, at +(972) 39241114.

Revocation of Consents

Written consents may be revoked or withdrawn by the stockholders at any time before 5:00 p.m. Mountain Time on the Expiration Date.  To be effective, a written, facsimile, or email revocation or withdrawal of the written consent must be received by our legal counsel before such time and addressed as follows:  OphthaliX Inc., Attn:  Legal Counsel, 1656 Reunion Avenue, Suite 250, South Jordan, Utah 84095; by email at jamie@vancelaw.us, or by facsimile at (801) 446-8803.  A notice of revocation or withdrawal must specify the stockholder’s name and the number of shares being withdrawn.  After the Expiration Date, all written consents previously executed and delivered and not revoked will become irrevocable.

Solicitation of Consents

Our Board of Directors is sending you this Consent Solicitation Statement in connection with its solicitation of consents to approve the Reverse Split.  Certain directors, officers and employees of our Company may solicit written consents by mail, email, telephone, facsimile or in person.  Our company will pay for the costs of solicitation.

Procedure for Implementing the Proposal

The Reverse Split would become effective upon (i) the filing by us with the Delaware Secretary of State of a Certificate of Amendment to the Certificate of Incorporation, reflecting the amendment, pursuant to Section 242 of the DGCL, and (ii) 20 days have passed since this Consent Solicitation Statement was sent to stockholders.

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO

EFFECT A REVERSE STOCK SPLIT

A copy of the Certificate of Amendment is attached as Appendix A to this Consent Solicitation Statement.

General

On July 1, 2013, the Board of Directors, by a special meeting duly held, approved effecting a reverse stock split within a range of not less than one for three shares (1:3) and not greater than one for six shares (1:6), in the discretion of the Company’s Board of Directors. On July 15, 2013, the Board of Directors, by a special meeting duly held, approved effecting a reverse stock split of one share for four and one-half shares outstanding (1:4.5) (the “Reverse Split”), whereby, as of the Record Date, for every four and one-half shares of Common Stock then owned, each holder of Common Stock shall receive one share of Common Stock.

Purpose for Reverse Split

The primary purpose of the Reverse Split is to meet the minimum trading price required for application for listing by the Company on the NYSE MKT LLC (the “Exchange”).  The quantitative standards for listing on the Exchange require a minimum market price for our Common Stock of $2.00 or $3.00 per share.  At July 11, 2013, the average trading price of our Common Stock as reported by OTC Markets was $1.47 per share, which reflects the average price for our Common Stock since approximately June 3, 2013.  The Board of Directors has recommended that in order to meet this minimum market price requirement, the Reverse Split is necessary.  There is no assurance that even if we establish a market price of $2.00 or $3.00 per share that our application to the Exchange would be successful.  There is also no assurance that if the Reverse Split is effected, the market price thereafter would be at or remain at $2.00 or $3.00 or higher.

We also believe that an increase in the per-share price of our Common Stock could encourage increased investor interest in our Common Stock and possibly promote greater liquidity for our stockholders.  We believe that the current low per-share price of our Common Stock has had a negative effect on the marketability of our Common Stock.  We believe there are several reasons for this effect.  First, many institutional investors view stocks trading at low prices as unduly speculative in nature and, as a result, avoid investing in such stocks.  Second, because the brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current per-share price of our Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that constitute a higher percentage of their total share value than would be the case if the share price of our Common Stock were substantially higher.  This factor may also limit the willingness of institutional investors to purchase our Common Stock.  Third, a variety of policies and practices of brokerage firms discourage individual brokers within those firms from dealing in low-priced stocks.  These policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint.  Fourth, many brokerage firms are reluctant to recommend low-priced stocks to their customers.  Finally, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of low-priced stocks.

Risks Associated with the Reverse Split

Stockholders should note that the effect of the Reverse Split upon the market price for our Common Stock cannot be accurately predicted.  In particular, we cannot assure you that prices for shares of our Common Stock after the Reverse Split will be four and one-half times, as applicable, the prices for shares of our Common Stock immediately prior to the Reverse Split.  The market price of our Common Stock may also be affected by other factors which may be unrelated to the Reverse Split or the number of shares outstanding.  Furthermore, even if the market price of our Common Stock does rise following the Reverse Split, the Company cannot assure you that the market price of our Common Stock immediately after the proposed Reverse Split will be maintained for any period of time.  Even if an increased per-share price can be maintained, the Reverse Split may not achieve the desired results that have been outlined above.  Moreover, because some investors may view the Reverse Split negatively, we cannot assure you that the Reverse Split will not adversely impact the market price of our Common Stock.

We believe that the Reverse Split may result in greater liquidity for stockholders.  However, it is also possible that such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Split, particularly if the share price does not increase as a result of the Reverse Split.

If the Reverse Split is implemented, some stockholders may consequently own fewer than 100 shares of Common Stock.  A purchase or sale of fewer than 100 shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers.  Therefore, those stockholders who own fewer than 100 shares following the Reverse Split may be required to pay higher transaction costs if they sell their shares in the Company.

Effect of the Reverse Split on Registration and Voting Rights

Our Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act.  The Reverse Split would not affect the registration of our Common Stock under the Exchange Act.

Proportionate voting rights and other rights of the holders of Common Stock would not be affected by the Reverse Split (other than the treatment of fractional shares as described below).  For example, a holder of 1% of the voting power of the outstanding shares of Common Stock immediately prior to the effective time of the Reverse Split would continue to hold 1% of the voting power of the outstanding shares of Common Stock after the Reverse Split.  Although the Reverse Split would not affect the rights of stockholders or any stockholder’s proportionate equity interest in the Company (subject to the treatment of fractional shares), the number of authorized shares of Common Stock would not be reduced and would increase significantly the ability of the Board to issue such authorized and unissued shares without further stockholder action.  The number of stockholders of record would not be affected by the Reverse Split.

Effect of the Reverse Split on the Authorized but Unissued Shares

The number of authorized but unissued shares of Common Stock will be increased significantly by the Reverse Split.  For example, based on the 46,985,517 shares of Common Stock outstanding on the Record Date and the 100,000,000 shares of Common Stock that are authorized under our Certificate of Incorporation, a Reverse Split would have the effect of increasing the number of authorized but unissued shares of Common Stock from 53,014,483 to approximately 89,558,774.  The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock.  In addition, the effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect.  Although we are not proposing the Reverse Split for this purpose, the Company could, subject to the Board’s fiduciary duties and applicable law, issue such additional authorized shares to purchasers who might oppose a hostile takeover bid or any efforts to amend or repeal certain provisions of the Certificate of Incorporation or Bylaws.  Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the Company through a transaction opposed by the Board.  We do not, at this time, have any plans, arrangements or understandings with respect to the increased number of authorized but unissued shares of our Common Stock that will be available following the proposed Reverse Split.  Rather, the Reverse Split is primarily for the purposes as described above.

The par value of the Common Stock would remain at $0.001 per share following the effective time of the Reverse Split.

The Company currently has no outstanding issued Preferred Stock.

Effect of the Reverse Split on Issued and Outstanding Shares

After the effective time of the Reverse Split, each holder of Common Stock will own fewer shares of Common Stock.  However, the Reverse Split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except due to the treatment of fractional shares, as described below.

The Reverse Stock Split will reduce the total number of issued and outstanding shares of Common Stock by the reverse split ratio determined by the Board within the limits set forth in this proposal.  As of the Record Date, the Company had 46,985,517 shares of Common Stock issued and outstanding.  The number of issued and outstanding shares of Common Stock after the Reverse Stock Split will be approximately 10,441,226.

Effect of the Reverse Split on Stock Options

The Reverse Split would decrease the number of shares of Common Stock available for issuance under the Company’s 2012 Stock Incentive Plan (the “Plan”).  The total number of shares of Common Stock currently authorized for issuance but unissued at the Record Date under the Plan is 3,392,385 (prior to giving effect to the Reverse Split).  The Reverse Split would have the effect of reducing the shares of Common Stock authorized for issuance under the Plan to approximately 1,088,888.  All shares reserved for issuance under the Plan may be used for incentive stock options.  The Company also has outstanding stock options to purchase shares of Common Stock.  The Reverse Split will effect a reduction in the number of shares of Common Stock issuable upon exercise of such stock options and will effect an increase in the exercise price of such outstanding stock options.  For example, a pre-split option to purchase 300 shares of Common Stock with an exercise price of $1.00 per share would be converted post-split into an option to purchase approximately 66 shares of Common Stock with an exercise price of $4.50 per share.  In connection with the Reverse Split, the number of shares of Common Stock issuable upon exercise of outstanding stock options will be rounded down to the nearest whole share and no cash payment will be made in respect of such rounding.

Effective Date

The Reverse Split will become effective upon (i) the filing by us with the Delaware Secretary of State of a Certificate of Amendment to the Certificate of Incorporation, reflecting the amendment, pursuant to Section 242 of the DGCL, and (ii) 20 days have passed since this Consent Solicitation Statement was sent to stockholders (the “Effective Date”).  On the Effective Date, shares of Common Stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, combined, converted and changed into new shares of Common Stock.

Exchange of Stock Certificates

Stockholders holding shares of Common Stock in certificate form will be sent a transmittal letter by Action Stock Transfer Corp., our transfer agent, after the effectiveness of the Reverse Split.  The letter of transmittal will contain instructions on how a stockholder should surrender its, his or her certificate(s) representing shares of Common Stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Split Common Stock (“New Certificates”).  No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent.  No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates for New Certificates registered in the same name.

Upon surrendering all Old Certificates together with a properly completed and executed letter of transmittal, stockholders will receive a New Certificate(s) representing the number of whole shares of Common Stock which they are entitled as a result of the Reverse Split.

If an Old Certificate has a restrictive legend on the Old Certificate, the New Certificate will be issued with the same restrictive legend that is on the Old Certificate.  Any stockholder whose Old Certificate has been lost, destroyed or stolen will be entitled to a New Certificate only after complying with the requirements that the Company and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

Stockholders who hold uncertificated shares, either as direct or beneficial owners, will have their holdings electronically adjusted by the transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Split.

Upon the Reverse Split, the Company intends to treat shares of Common Stock held by stockholders in “street name,” that is, through a bank, broker or other nominee, in the same manner as stockholders whose shares of Common Stock are registered in their names.  Banks, brokers or other nominees will be asked to effect the Reverse Split for their beneficial holders.  However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Split.  If a stockholder holds shares of Common Stock with a bank, broker or other nominee and has any questions in this regard, the stockholder is encouraged to contact the stockholder’s bank, broker or other nominee.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Interest of Certain Persons in the Reverse Split

No one who has been a Company director or executive officer since the beginning of our last fiscal year has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed Reverse Split that is not shared by all other holders of the Company’s Common Stock.

Dividends and Defaults

We have not declared any dividends and there are no arrears in dividends.  There are also no defaults in principal or interest in respect to the Common Stock.

No Appraisal Rights

Under Delaware law, our stockholders would not be entitled to rights of dissent and appraisal with respect to the Reverse Split.

Effect on Fractional Stockholders

Stockholders will not receive fractional post-reverse stock split shares in connection with the Reverse Split and we will not be paying any cash to stockholders for any fractional shares from the Reverse Split.  Instead, any resulting fractional shares shall be rounded up to the nearest whole number.

Federal Income Tax Consequences of the Reverse Split

Circular 230 Notice:

The tax discussion contained in this Consent Solicitation Statement is not in the form of a covered opinion within the meaning of Circular 230 issued by the United States Secretary of the Treasury.  Thus, we are required to inform you that you cannot rely upon any discussion contained in this document for the purpose of avoiding U.S. federal tax penalties.  The tax summary contained in this document was written to support the promotion or marketing of the transactions or matters described in it. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

The following is a summary of the material federal income tax consequences of the proposed Reverse Split.  This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities as of the date of this document, all of which are subject to change (possibly with retroactive effect).  This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules (such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign individuals and entities, and persons who acquired their shares as compensation).  In addition, this summary is limited to stockholders that hold their shares as capital assets.  This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISER TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE REVERSE SPLIT.

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-Reverse Split shares for post-Reverse Split shares pursuant to the Reverse Split.  The aggregate tax basis of the post-Reverse Split shares received in the Reverse Split will be the same as the stockholder’s aggregate tax basis in the pre-Reverse Split shares exchanged therefore.  The stockholder’s holding period for the post-Reverse Split shares will include the period during which the stockholder held the pre-Reverse Split shares surrendered in the Reverse Split.

The tax treatment of each stockholder may vary depending upon the particular facts and circumstances of such stockholder.  Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the Reverse Split.  Each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Reverse Split.

Accounting Consequences of the Reverse Split

The par value per share of the Common Stock will remain unchanged at $0.001 per share after the Reverse Split.  As a result, on the Effective Date of the Reverse Split, all shares of Common Stock, warrants and options amounts in the financial statements will be adjusted to give retroactive effect to these reverse splits for all periods presented. Consequently, stated capital attributable to the Common Stock will be reduced and additional paid-in-capital will be increased by the amount by which stated capital is reduced.  Per share net income or loss will be increased because there will be fewer shares of Common Stock outstanding.  The Company does not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Reverse Split.

Regulatory Approvals

There are no federal or state regulatory requirements that must be complied with or approval that must be obtained in connection with the Reverse Split.

Termination, Abandonment or Amendment of the Reverse Split

We anticipate that the Reverse Split will become effective upon (i) the filing by us with the Delaware Secretary of State of a Certificate of Amendment to the Certificate of Incorporation, reflecting the amendment, pursuant to Section 242 of the DGCL, and (ii) 20 days have passed since this Consent Solicitation Statement was sent to stockholders (the “Effective Date”).  However, at any time before the Effective Date, the Reverse Split may be abandoned for any reason whatsoever by the Board of Directors, notwithstanding the approval of the stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the ownership of our Common Stock as of July 12, 2013, of (i) each person who is known to us to be the beneficial owner of more than five percent of our Common Stock, without regard to any limitations on conversion or exercise of convertible securities or warrants; (ii) all directors and named executive officers; and (iii) our directors and executive officers as a group.  The table also sets forth certain information concerning the ownership of ordinary shares of Can-Fite Biopharma Ltd,, an Israeli public company (“Can-Fite”), as of July 12, 2013, by (i) each of our directors and named executive officers, and (ii) our directors and executive officers as a group.

Name and Address of Beneficial Owner	OphthaliX Common Stock Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)	Can-Fite Ordinary Shares Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Pnina Fishman, Ph.D. Chairman of the Board	65,551(2)	*	572,263(3)	2.87%

Ilan Cohn, Ph.D. Director	0	--	202,532(4)	1.02%

Guy Regev Director	255,535(5)	*	52,265(6)	*

Roger Kornberg, Ph.D. Director	117,500(7)	*	0	--

Michael Belkin, Ph.D.	0	--	0	--
Director

Barak Singer Chief Executive Officer	78,310(8)	*	7,750	*

Itay Weinstein Chief Financial Officer	31,823(9)	*	16,000	*

Executive Officers and Directors as a Group (7 Persons)	548,719	1.17	850,810	4.27%

Can-Fite BioPharma Ltd. 10 Bareket Street Kiryat Matalon P.O. Box 7537 Petah-Tikva 49170 Israel	41,962,048 (10)	83.24%	--	--

* Less than 1%

(1)This table is based upon information supplied by officers, directors and principal stockholders and is believed to be accurate.  Unless otherwise indicated in the footnotes to this table, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of Common Stock subject to options, warrants, or other conversion privileges currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this table, are deemed outstanding for computing the percentage of the person holding such option, warrant, or other convertible instrument but are not deemed outstanding for computing the percentage of any other person.  Where more than one person has a beneficial ownership interest in the same shares, the sharing of beneficial ownership of these shares is designated in the footnotes to this table.  At July 12, 2013, we had 46,985,517 common shares outstanding and Can-Fite had 14,272,461 ordinary shares outstanding, giving effect to a reverse split effective May 12, 2013.

(2)Includes 21,850 warrants.

(3) Includes 263,433 ordinary shares, 60,000 registered warrants (Series 8) to purchase 2,400 ordinary shares, 90,000 registered warrants (Series 9) to purchase 3,600 ordinary shares and 7,570,761 unregistered options to purchase 302,830 ordinary shares. All such options are vested. (4) Includes 118,447 ordinary shares, 28,000 registered warrants (Series 8) to purchase 1,120 ordinary shares, 42,000 registered warrants (Series 9) to purchase 1,680 ordinary shares and 2,032,136 unregistered options to purchase 81,285 ordinary shares. All such options are vested. (5)Includes 156,225 shares of Common Stock held in a brokerage account.

(6) Includes 24,240 ordinary shares, 24,000 registered warrants (Series 8) to purchase 960 ordinary shares and 36,000 registered warrants (Series 9) to purchase 1,440 ordinary shares, 250,000 registered warrants (Series 10) to purchase 10,000 ordinary shares and 250,000 registered warrants (Series 11) to purchase 10,000 ordinary shares and 140,625 unregistered options to purchase 5,625 ordinary shares.

(7)Represents 117,500 shares of Common Stock issuable upon exercise of vested options.

(8)Represents 78,310 shares of Common Stock issuable upon exercise of vested options.

(9)Represents 31,823 shares of Common Stock issuable upon exercise of vested options.

(10)Includes 3,427,417 shares of Common Stock issuable to Can-Fite upon the exercise of warrants.  The beneficial owner of Can-Fite holding 5% or more of Can-Fite’s outstanding ordinary shares is Shaked Global at 8.57%.

CHANGE OF CONTROL

There are no arrangements or understandings, known to us, including any pledge by any person of our securities:

•

The operation of which may at a subsequent date result in a change in control of the Company; or

•

With respect to the election of directors or other matters.

STOCKHOLDERS SHARING AN ADDRESS

The Company will deliver only one Consent Solicitation Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders.  The Company undertakes to deliver promptly, upon written or oral request, a separate copy of the Consent Solicitation Statement to a stockholder at a shared address to which a single copy of the Consent Solicitation Statement is delivered.  A stockholder can notify the Company that the stockholder wishes to receive a separate copy of the Consent Solicitation Statement by contacting the Company at the address or phone number set forth below.  Conversely, if multiple stockholders sharing an address receive multiple Consent Solicitation Statements and wish to receive only one, such stockholders can notify the Company at the address or phone number set forth below.

AVAILABILITY OF REPORT ON FORM 10-K

Copies of our Annual Report on Form 10-K for the year ended December 31, 2012, including financial statements and schedules, are available on our website at http://www.ophthalix.com and will be provided upon written request, without charge, to any person whose proxy is being solicited. Written requests should be made to OphthaliX Inc., Attn: Ronen Kantor, Secretary, at 10 Bareket Street, Petach Tikva, Israel 4951778.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended.  Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings will also be available to the public at the SEC’s web site at http://www.sec.gov.

The Company will provide without charge, to each person to whom an Consent Solicitation Statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this Consent Solicitation Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Consent Solicitation Statement incorporates).  Such requests should be directed to the address and phone number indicated below.  This includes information contained in documents filed subsequent to the date on which definitive copies of the Consent Solicitation Statement are sent or given to security holders, up to the date of responding to the request.

You may request, and we will voluntarily provide, a copy of our filings, including our annual report, which will contain audited financial statements, at no cost to you, by writing or telephoning us at the following address and telephone number:

OphthaliX Inc.

10 Bareket Street

Petach Tikva, Israel 4951778

Telephone: +(972) 3-9241114

STOCKHOLDER PROPOSALS

There are no proposals by any security holder which are or could have been included within this consent solicitation.

We held our annual meeting of stockholders for the fiscal year ended December 31, 2012 on May 9, 2013.  The Board of Directors has yet to approve the date for the annual meeting of stockholders for the fiscal year ending December 31, 2013. Once the date is determined, the date stockholder proposal deadline will be disclosed.

All stockholder proposals should be submitted to the attention of our Secretary at the address of our principal executive offices.  We urge you to submit any such proposal by a means which will permit proof of the date of delivery, such as certified mail, return receipt requested.

SIGNATURE

Pursuant to the requirements of the Exchange Act of 1934, as amended, the Company has duly caused this Consent Solicitation Statement to be signed on its behalf by the undersigned hereunto authorized.

By Order of the Board of Directors

July 15, 2013	/s/ Barak Singer
Barak Singer
Chief Executive Officer

APPENDIX A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

OPHTHALIX INC.

(A Delaware Corporation)

OPHTHALIX INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (the “Corporation”), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: By a special meeting of the Board of Directors duly held and consent of the majority stockholders of the Corporation, resolutions were duly adopted amending Section 3.1 of Article III of the Certificate of Incorporation for OphthaliX Inc.  The resolution summarizing the proposed amendment is as follows:

RESOLVED, the majority stockholder and the Board of Directors believe it is in the best interest of the Corporation to amend the Corporation’s Certificate of Incorporation to reflect the outstanding shares of Common Stock of the Company be reverse split at the rate of one share for each four and one-half shares outstanding effective the close of business on August 6, 2013, with fractional shares rounded up to the nearest whole share.

SECOND: That upon the effectiveness of this Certificate of Amendment, Section 3.1 of Article III of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety such that, as amended, said section shall read in its entirety as follows:

3.1

Authorized Shares.

(i)

The total number of shares of stock which the corporation shall have authority to issue is 100,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.

(ii)

Reverse Stock Split. Effective the close of business on August 6, 2013, the outstanding shares of Common Stock of the Company shall be reverse split at the rate of one share for each four and one-half shares outstanding with fractional shares rounded up to the nearest whole share.

THIRD: That thereafter, pursuant to resolution of its Board of Directors and written consent of the majority stockholder, the amendment was properly approved in accordance with Delaware law.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: This amendment shall become effective on August 6, 2013.

IN WITHNESS WHEREOF, said Corporation has caused this certificate to be signed by its Chief Executive Officer this __ day of August, 2013.

OPHTHALIX INC.

By: ____________________________

Barak Singer, Chief Executive Officer

WRITTEN CONSENT OF STOCKHOLDER OF

OPHTHALIX INC.,

a Delaware corporation

The undersigned stockholder of OphthaliX Inc. (the “Company”) hereby acknowledges receipt of the Notice of Solicitation of Consents and accompanying Consent Solicitation Statement, each dated July 15, 2013.  The undersigned hereby consents (by checking the FOR box) or declines to consent (by checking the AGAINST box or the ABSTAIN box) to the adoption of the following recitals and resolutions:

      . FOR                     . AGAINST                     . ABSTAIN

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Company’s Certificate of Incorporation, in the form of the Certificate of Amendment (the “Certificate Amendment”) attached as Appendix A to the Consent Solicitation Statement that accompanies this Consent, and has referred the same to the stockholders of the Company for approval by written consent; and

WHEREAS, the Board of Directors of the Company has recommended that the stockholders vote “FOR” the below resolution, which it has deemed is in the best interests of the Company and its stockholders;

NOW, THEREFORE, IT IS RESOLVED, that the stockholders of the Company hereby approve the Certificate Amendment, in the form attached as Appendix A to the Consent Solicitation Statement that accompanies this Consent.

This Written Consent action may be executed in counterparts.  Failure of any particular stockholder(s) to execute and deliver counterparts is immaterial so long as the holders of a majority of the voting power of the outstanding shares of the Company do execute and deliver counterparts.

This Consent is solicited by the Company’s Board of Directors.

IN WITNESS WHEREOF, the undersigned has executed this Consent on July __, 2013.

_________________________________________________________

Print name(s) exactly as shown on Stock Certificate(s)

_________________________________________________________

Signature (and Title, if any)

_________________________________________________________

Signature (if held jointly)

_________________________________________________________

Number of shares represented

Sign exactly as name(s) appear(s) on stock certificate(s).  If stock is held jointly, each holder must sign.  If signing is by attorney, executor, administrator, trustee or guardian, give full title as such.  A corporation or partnership must sign by an authorized officer or general partner, respectively.

PLEASE SIGN, DATE AND RETURN THIS CONSENT TO RONALD N. VANCE & ASSOCIATES, LEGAL COUNSEL FOR OPHTHALIX INC., AT 1656 REUNION AVENUE, SUITE 250, SOUTH JORDAN, UTAH 84095.

You may submit your consent by email to jamie@vancelaw.us.

You may also submit your consent by facsimile to (801) 446-8803.

Important Notice Regarding the Availability of Consent Materials.  The Consent Solicitation Statement is available on the SEC’s website at www.sec.gov.